Exhibit 99.1

NEWS RELEASE

Media Contact

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contact

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

AMD Announces Private Offering of $300 Million

of Senior Notes

SUNNYVALE, Calif. — August 6, 2012 — Advanced Micro Devices, Inc. (NYSE: AMD) today announced that it intends to commence a private offering, subject to market and other conditions, of $300 million aggregate principal amount of senior notes due 2022. AMD intends to use the net proceeds for general corporate purposes and working capital, which may include the following: (i) the repayment or repurchase of some or all of its outstanding 5.75% Convertible Senior Notes due August 2012, (ii) repayment or repurchase of some or all of its outstanding 6.00% Convertible Senior Notes due 2015, (iii) cash payments to GLOBALFOUNDRIES related to the 28nm product limited waiver of exclusivity, or (iv) potential strategic transactions.

The new senior notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and will be offered only to qualified institutional buyers in reliance on Rule 144A and in offshore transactions pursuant to Regulation S under the Securities Act of 1933, as amended. Unless so registered, the new senior notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About AMD

AMD (NYSE: AMD) is a semiconductor design innovator leading the next era of vivid digital experiences with its groundbreaking AMD Accelerated Processing Units (APUs) that power a wide range of computing devices. AMD’s server computing products are focused on driving industry-leading cloud computing and virtualization environments. AMD’s superior graphics technologies are found in a variety of solutions ranging from game consoles, PCs to supercomputers. For more information, visit http://www.amd.com.

Forward-Looking Statements

This news release contains “forward-looking” statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Forward-looking statements reflect current expectations and projections about future events, including whether the offering is completed on the terms specified or at all and AMD’s anticipated use of proceeds from the offering, and thus involve uncertainty and risk. It is possible that future events may differ from expectations due to a variety of risks and other factors such as those described in AMD’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, as updated by its Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as filed with the Securities and Exchange Commission. It is not possible to foresee or identify all such factors. Any forward-looking statements in this news release are based on certain assumptions and analyses made in light of AMD’s experience and perception of historical trends, current conditions, expected future developments, and other factors it believes are appropriate in the circumstances. Forward-looking statements are not a guarantee of future performance and actual results or developments may differ materially from expectations. AMD does not intend to update any particular forward-looking statements contained in this news release.

AMD, the AMD Arrow logo and combination thereof are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and may be trademarks of their respective owners.